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                                                                    Exhibit 10.2



                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the "Agreement"), made as of the 11th day of February, 1999 by and between Balanced Care Corporation, a Delaware corporation with a principal office at 5021 Louise Drive, Suite 200, Mechanicsburg, PA, 17055 (the "Company") and Clint T. Fegan, an individual business executive residing at 2 East Green Street, Shiremanstown, PA 17011 (the "Executive").


                                  WITNESSETH:

          WHEREAS, the Company desires to retain the services and employment of Executive as Chief Financial Officer for the benefit of itself and each of its subsidiaries throughout the term of this Agreement, and Executive is willing to be employed by the Company in the foregoing capacity for such period, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company subject to all of the terms and conditions hereafter set forth.

2. Capacity. Executive shall serve as Chief Financial Officer of the Company ("CFO") and, in such capacity, shall report directly to the Chief Executive Officer (the "CEO") of the Company.

3. Duties. During the term of this Agreement and any extension thereof, Executive shall and agrees to devote his business attention and best efforts to the performance of the customary duties of the office of CFO of the Company, including supervisory responsibility for the financial function of the Company, including financial reporting and controls, accounting policy and procedures, financial forecasting and budgeting, treasury

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     operation, tax reporting and external financial reporting. Executive agrees to perform such other or additional duties not inconsistent with the customary position of CFO, all as may be assigned from time to time by the Board of Directors of the Company (the "Board") and the CEO of the Company.

4. Term of Employment and Renewal. The duties of Executive under this Agreement shall commence on the date hereof. Unless earlier terminated as hereafter provided, this Agreement shall expire three (3) years from the date hereof (the "Term"); provided, however, that upon expiration of such Term, this Agreement shall be extended for an additional one year term and thereafter shall extend on each one year anniversary of the date of this Agreement for an additional one year term (each, an "Extension Term") without further action on the part of the parties hereto, unless either party gives written notice of termination to the other party at least ninety (90) days prior to the expiration of the then current Term or any Extension Term that such party does not desire to renew the Agreement. The date upon which the Term hereof, as extended from time to time pursuant to an Extension Term, shall expire is hereinafter referred to as the "Expiration Date".

5.   Compensation.

     (a) Cash Compensation. During the Term of this Agreement, as compensation for services to the Company, Company shall pay to Executive a base salary in the amount of $160,000 per year (the "Base Salary"), payable in equal installments in accordance with the Company's payroll practices then applicable to Executive officers. Additionally, the Board of Directors of the Company may, in its sole discretion from time to time, increase the Base Salary to be paid to Executive under this paragraph, or provide additional compensation to Executive, including but not limited to, the annual bonus provided in Section 5(b) below, whether permanently or for a limited period of time, based upon the performance of Executive, the financial performance of the Company, compensation paid to comparable officers by other companies in the


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           industry and such other factors as the Board may deem relevant.

     (b) Annual Bonus. The Executive shall be eligible to receive an annual bonus (the "Annual Bonus") of up to 50% of his then current Base Salary based upon (1) Executive's performance as determined pursuant to written annual performance objectives mutually agreed upon by Executive and the CEO, as the case may be, and approved by the Board, which approval will not be unreasonably withheld and (2) the Company's achievement of its annual pre-tax earnings level (determined in accordance with generally accepted accounting principles and after giving effect, to the extent appropriate, to minority interests) approved by the Board in the annual operating budget for a particular year.

     (c) Stock Options. The Executive will be eligible to participate in the Company's 1996 Stock Incentive Plan, as such plan may be amended from time to time (the "Plan"). Executive shall be granted an option to purchase 125,000 shares of the Company's common stock at a price equal to the fair market value (based on the lowest price of the day) on the date of grant, which for purposes of this Agreement is the date of Board approval of the grant (the "Grant Date"). Such stock options shall vest over four (4) years at the rate of 25% per year.

     (d) Vacation. The Executive shall be entitled to a vacation of four (4) weeks annually in accordance with the policies of the Company applicable to comparable executives of the Company. Any time spent by the Executive at professional meetings and other similar meetings so as to better enable the Executive to perform his professional services on behalf of the Company shall not be considered vacation time.

     (e) Fringe Benefits. The Executive shall enjoy and benefit under all fringe benefit plans, programs or arrangements sponsored by the Company for employees generally or for executive officers in accordance with the respective terms and conditions thereof, as the same may be amended from time to time.



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     (f)  Signing Bonus. The Executive shall be entitled to receive a signing bonus in the amount of $10,000 (the "Signing Bonus") upon the execution of this Agreement by the parties hereto. The Signing Bonus shall be due and payable by the Company to the Executive within 15 calendar days of the date of this Agreement.

          Notwithstanding the foregoing, the Company may, without breaching the terms of this Agreement, amend any employee benefit plan and/or fringe benefit plan in which the Executive participates or any policy applicable to vacations or other terms and conditions of employment generally applicable to executive officers of the Company provided that such amendment is applicable to and proportionately affects all executive employees of the Company in positions comparable to the Executive's.

6.   Confidentiality.

     Commencing immediately upon the signing of this Agreement and during Executive's employment with the Company and for any subsequent period with respect to which he is entitled to receive Severance Rights under this Agreement, the Executive shall keep secret and confidential all matters of the Company or relating to the Company, its operations and businesses which are not, as of the time immediately preceding disclosure, in the public domain and generally known by the public (the "Confidential Information"). Executive shall not intentionally or through gross negligence disclose Confidential Information to any third party without the express written consent of the Company and may only utilize such information during the normal course of performing his duties for the Company and solely for the Company's benefit.

     Executive acknowledges and agrees that any breach of this Section 6 will cause the Company irreparable injury to which the Company shall have no adequate remedy at law. Therefore, Executive agrees that the Company shall be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of the provisions of this Section 6 by Executive.



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7.   Termination of Employment.

     Except as otherwise specifically set forth in this Section 7, this Agreement, the Term hereof, as extended by any Extension Term, and the Executive's employment and right to receive salary and other benefits set forth in Section 5 hereof, shall terminate on the earlier of the events described below:

     (a) Death. The employment, salary and benefits of the Executive hereunder shall immediately terminate upon the Executive's date of death and the Executive shall not be entitled to receive any pro-rata portion of any Annual Bonus payment which may be accrued for the year in which the Executive's death occurred. Any stock options granted to the Executive on or before the date of death will be governed by the provisions of the Plan. Nothing contained herein shall be deemed to prevent the receipt by the Executive or his spouse or estate, as the case may be, of any benefit payable to or with respect to such death under any plan, program or arrangement then sponsored by the Company, if applicable.

     (b) Disability. The Company may terminate the Executive's employment if, in the reasonable opinion of the Board acting in the best interest of the Company, the Executive is unable for any reason to perform the duties to be performed by the Executive hereunder for a period of 120 consecutive calendar days (the ""Disability Period"). The Board may terminate the Executive's employment upon expiration of the Disability Period upon written notice by the Company to the Executive. Termination of employment under this Section 7(b) shall be effective on and as of the date that the Company provides written notice to the Executive. In the event of termination under this Section 7(b), the Executive shall be entitled to receive salary and other benefits (excluding the right to receive any pro-rata portion of any Annual Bonus payment which may be accrued for the year in which such termination occurred), for the 8-month period following the termination date in accordance with the terms and conditions of the Company's applicable plans, to the



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          extent permitted thereunder. Any stock options granted to the
          Executive on or before the termination date will be governed by the provisions of the Plan.

     (c) Voluntary Resignation by the Executive. The employment, salary and benefits of the Executive hereunder shall immediately terminate on the effective date of the Executive's voluntary resignation and the Executive shall not be entitled to receive any pro-rata portion of any Annual Bonus payment which may be accrued for the year in which such resignation occurred or any Severance Rights unless such voluntary resignation is made after and as a consequence of a Change in Control of the Company (as defined in subsection (g) (II) below. Any stock options granted to the Executive on or before the resignation date will be governed by the provisions of the Plan.

     (d) Cause. The Company may terminate the Executive's employment, salary and benefits for Cause (as defined in subsection (g) (I) below). In the event of termination under this Section 7(d), the employment, salary and benefits of the Executive hereunder shall immediately terminate on the effective date of termination (determined in accordance with the provisions of Section g(I)) and the Executive shall not be entitled to receive any pro-rata portion of any Annual Bonus payment which may be accrued for the year in which such termination occurred or any Severance Rights. Any stock options granted to the Executive on or before the effective termination date will be governed by the provisions of the Plan.

     (e) Termination by the Company without Cause. The Company may terminate the Executive's employment without Cause upon 90 days prior written notice to the Executive. Termination under this Section 7(e) shall be effective 90 days after the date of the Company's written notice to the Executive. If the Company terminates the Executive's employment without Cause, the Executive shall be entitled to receive an amount equal to the sum of (A) the Executive's annual Base Salary for the year in which the termination occurred and (B) the pro-rata portion of any Annual Bonus payment which may be accrued for the year in which the


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          termination occurred (the sum of (A) and (B) may hereinafter be referred to as the "Termination Payment"). At the Company's option, the Termination Payment may be payable in (A) a lump sum due within 45 days of the date of termination or (B) 12 equal monthly installments due on the 1st day of each month for the 12 consecutive months immediately following the date of termination. Any stock options granted to the Executive on or before the termination date will be governed by the provisions of the Plan. The Executive will also be entitled to participate in the Company's other benefit programs for the 12-month period following the termination date subject to the terms and conditions of such plans and to the extent permitted thereunder.

     (f) Termination Following a Change of Control. The Executive shall be entitled to receive a Severance Payment (as defined in Section
          (g)(III) below) if, within two (2) years following a Change in Control, there occurs any of the following events:

               (I)     any termination of the Executive except for Cause;

               (II) any material reduction in the Executive's responsibilities (including reporting responsibilities) or authority, including as such responsibilities or authority may be increased from time to time;

               (III) the assignment to the Executive of duties inconsistent with the Executive's office on the date of a Change in Control or as the same may be increased from time to time after a Change in Control:

               (IV) any reassignment of the Executive to a location greater than sixty (60) miles from the principal executive offices of the Company before the Change in Control;



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               (V)     any material reduction (including, after a Change in
                       Control, proportional reductions affecting all employees or executive employees) in the Executive's annual Base Salary in effect on the date of a Change in Control or as same may be increased from time to time after a Change in Control;

               (VI) any failure (including, after a Change in Control, proportional failures affecting all executive employees) to continue the Executive's participation on substantially similar terms in the Plan or any bonus plan in which the

                       Executive participated at the time of the Change in Control or any change or amendment to any substantive provisions of any such plan which would materially decrease the potential benefits to the Executive under any of such plans;


               (VII) any failure (including, after a Change in Control, a proportional failure affecting all executive employees) to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident or other employee plans in which the Executive participated at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; AND

               (VIII) in the event of any of the events described in (II) through (VII) above, the Executive voluntarily terminates his employment under this Agreement as a result of such event(s).

     (g) Definitions. As used in this Section 7, the following terms shall have the meanings set forth below:


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               (I)    "Cause" shall mean willful misconduct, intentional and
                       material failure to perform duties under this Agreement by the Executive or the Executive's conviction of a felony. No termination for cause shall be effective unless and until the Executive is given written notice that the act or omission constitutes "Cause" under this Agreement and the Executive is given an opportunity to correct or cure the particular act or omission within thirty (30) days after receipt by the Executive of such written notice from the Company.

               (II) A "Change in Control" shall be deemed to have taken place if: (A) any person, including a group but not excluding the Company or any current stockholder of the Company who beneficially owns five percent (5%) or more of the Company's outstanding shares, becomes the beneficial owner of shares of the Company having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors or (B) there occurs any cash tender or exchange offer for shares of the Company, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of the Company before the event shall cease to constitute a majority of the Board of the Company or any successor to the Company. As used herein, the terms "person" and "beneficial owner" have the same meaning as under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.


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               (III)   A "Severance Payment" shall include the following: (1)
                       all outstanding stock options granted to the Executive, if any, under the Plan, shall immediately become vested and shall be exercisable in accordance with the provisions of the Plan and (2) a lump sum cash payment shall be payable within thirty (30) days of termination of employment, equal to the sum of (A) the amount determined by multiplying by three (3) the Executive's annual Base Salary then in effect on the date of termination and (B) the amount of the Executive's Annual Bonus percentage payable under Section 5(b) for the year in which the termination took place if (i) the annual operating budget was achieved and (ii) the Executive was employed for the full year. For example, if at the time of such termination the Executive's Base Salary was $160,000, and provided the conditions in clauses (i) and
                       (ii) above were satisfied so that the Executive was entitled to receive his maximum potential Annual Bonus percentage of 50%, the lump sum payment would be $560,000, i.e.$160,000 x 3 plus $80,000.

     (h) Notice of Termination. Any notice of termination of Executive shall be given by the Company in writing and delivered by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, at the address first above written for Executive or at such other address as Executive shall have furnished to the Company in writing.

8.   Non-Competition and Non-Solicitation.

     (a) Restrictions on Competition. While employed by the Company under this Agreement and for a period of one (1) year following termination of Executive's employment hereunder, Executive agrees that he will not directly or indirectly own an interest in, manage or control, or provide consulting services or services as


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          an employee or partner, to a business engaged in managing, leasing, owning or operating assisted living facilities, nursing homes or sub-acute operations (the "Business Activities") within a sixty (60) mile radius of any Company facility existing or under active development at the time of such termination.

     (b) Restriction on Solicitation. While employed by the Company under this Agreement and for a period of one (1) year following termination of Executive's employment hereunder, Executive agrees that he will not:
          (A) directly or indirectly solicit or encourage Company's customers to deal with Executive or any other third party other than the Company or
          (B) directly or indirectly solicit for Executive's benefit or for the benefit of any third party the employment or services of any then current employee of the Company.

     (c) Listed Stock Ownership Exception. Nothing in this Section 8 shall prohibit Executive from owning stock in a publicly traded company as a passive investor provided that Executive shall not own more than 5% of the equity of a publicly traded competing enterprise of Company's.

9.   Successors.

     (a) This Agreement is personal to Executive and shall not be assignable by the Executive otherwise than by his will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal heirs representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession


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          had taken place. As used in this Agreement, the Company shall mean the
          Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Entire Agreement. This writing represents the entire agreement and understanding between the parties with respect to the subject matter contained herein and may not be altered or amended except in a writing signed by both parties.

11. Unenforceability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

12. Waiver. The failure of the parties to insist upon strict compliance with any provision hereof or the failure to assert any right the parties may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right thereof by the parties.

13. Counterparts. This Agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

14. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

15. Governing law. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania


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     and shall be governed by and construed in accordance with the laws of the
     Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                                      BALANCED CARE CORPORATION

/s/ ROBIN L. BARBER                          By: /s/ BRAD E. HOLLINGER
Asst. Secretary                              -----------------------------------
                                                 Brad E. Hollinger
                                                 Chief Executive
                                                 Officer


WITNESS:                                     EXECUTIVE

/s/ ROBIN L. BARBER                          /s/ CLINT T. FEGAN
                                             -----------------------------------
                                             Clint T. Fegan



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